Exhibit 99.2
FINAL

IHOP Corp.
First Quarter 2007 Call Script

Stacy Roughan — Welcome and Safe Harbor

Good morning and thank you for participating on IHOP’s first quarter 2007 conference call.  Today, with us from management are Julia Stewart, Chairman and CEO, and Tom Conforti, CFO.

Before I turn the call over to Julia and Tom, let me remind you of our Safe Harbor regarding forward-looking information.  Today, management may discuss information that is forward-looking, and involves known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  We caution you to evaluate such forward-looking information in the context of these factors, which are detailed in today’s news release, as well as in our most recent Form 10-K filing with the Securities and Exchange Commission. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart — First Quarter 2007 Performance Overview

Thanks, Stacy.  We have a lot to discuss today, so let’s get started with earnings.

EPS for the quarter ended at $0.63 [cents], which was a 7.4% [percent] decrease from the same quarter last year.  This decrease was due to the write-off of deferred financing costs and a debt pre-payment penalty related to the Company’s securitized refinancing completed in March 2007.  Excluding these costs, diluted EPS would have increased 2.9% [percent] to $0.70 [cents].  This growth in earnings per share was the result of an increase in Franchise Operations segment profit.  Additionally, continued share repurchases drove EPS higher with a 3.2% [percent] reduction in diluted weighted average shares outstanding year-over-year.

During the quarter, we purchased $37.6 million [dollars] worth of IHOP stock, or approximately 659,400 shares at an average price of $56.98 [dollars/cents].  We returned $4.5 million [dollars] to shareholders through quarterly dividend payments in February of this year.  This means that we have returned $320 million [dollars] to shareholders over the past 17 quarters.

During the quarter, we were very pleased to complete our corporate refinancing and secure a very attractive rate.  While we acknowledge upfront costs to put the securitization structure in place were high, we have been able to increase IHOP Corp.’s financial flexibility for the future, utilizing a debt structure that takes advantage of our ability to generate strong, predictable cash flows and provides the potential for additional leverage in the future.  Importantly, we have taken proactive steps through this debt restructuring to remove previous covenants that restricted our financial flexibility and limited the amount of shares we could repurchase.  Tom will speak about the transaction in more detail in a moment.

While our quarterly performance was impacted by costs related to our corporate refinancing, our core franchising business turned in solid results for the first quarter 2007 as we continued to focus on our key strategies — Energizing the Brand, Improving Operations and Maximizing Development.

Turning to sales, we have generated 17 consecutive quarters of same-store sales growth.  Same-store sales grew 0.5% [percent] for the first quarter.  While we were hopeful of stronger sales, we did face a challenging consumer environment, as well as difficult comparisons to a much stronger 5.1% [percent] gain in the first quarter last year.

An increase in guest check average was the primary contributor to our positive same-store sales, which offset negative traffic results for the quarter.  Our higher check average resulted primarily from the cumulative effect of menu price increases of approximately 3% [percent] to 4% [percent] taken by franchisees throughout 2006.

Our traffic results represented the first time traffic had turned negative in the past six quarters.  While we believe that increased pricing played a role,

we also acknowledge the potential impact of heightened competition at the breakfast daypart.  We are working to better understand this competitive dynamic and refine our strategies as necessary.

During the first quarter, we stayed close to our core brand equities around breakfast with our limited-time product promotions — All You Can Eat Pancakes and Cinn-a Stacks.  We also celebrated our second-annual National Pancake Day.  On February 20th, IHOP invited guests to enjoy a free short stack of our signature buttermilk pancakes and, in return, collected donations for Children’s Miracle Network and other local charities.  With our franchisees’ support, we gave away nearly 1.1 million buttermilk pancakes at more than 1,300 IHOP restaurants, and raised over $625,000 [dollars] in support of children’s hospitals and other worthy causes.  It was a terrific event!

Looking ahead, with a challenging consumer environment continuing, we expect our second quarter 2007 same-store sales comparisons to be equally as difficult as they were in the first quarter, and anticipate that growth will be modest.   We remain cautiously optimistic for the full year 2007 and reiterate our expectations of growing same-stores sales in the range of 2% [percent] to 4% [percent].  Our outlook is supported by a strong promotional calendar with new and appealing limited-time offers — including Stuffed French Toast Treasures which launched on Monday — an enhanced national media buying plan, one planned system-wide menu update, the implementation and advertising of our carryout program, IHOP ‘n Go, and the adoption of IHOP’s new restaurant training program.

Turning to Operations Excellence, our efforts to move IHOP’s franchise system forward will center on breaking through to the guests with improved levels of service.  Our new restaurant training program, which is aimed at making IHOP’s guest service as good as our pancakes, launched in the first quarter and is being well received by our franchisees and their employees.  We have also modified our Mystery Shop criteria and implemented an Interactive Voice Response (‘IVR’) program to measure and solicit feedback about the quality of service that guests experience at IHOP.  Over time, and as our service training takes hold, we expect to see material improvements in our Mystery Shop scores, a reduction of guest service complaints, and increased guest loyalty — all of which should ultimately contribute to increased traffic and sales.

To ensure we drive a higher level of operational execution at franchise restaurants, we have put in place new tools and processes to elevate our system’s operational standards, and we will begin to measure our progress in new and more effective ways.  As you know, we evaluate each franchise operator on an “A” through “F” scale based on a range of objective criteria.  We have refined and streamlined the rating system to raise our operational and food safety standards at all IHOP restaurants.  To further enhance our rating system, we are outsourcing the operational assessment of franchise restaurants.  On a quarterly basis, we will assess those critical items necessary to successfully and safely operate an IHOP restaurant.  Currently, the number of “A” and “B” operators stands at 90% [percent].  As we calibrate our new operational standards throughout the year, we expect to see some movement in the rankings as franchisees fully adopt these process improvements.

In 2007, our commitment to support franchisees continues as we partner together to help improve each franchise restaurant’s performance, productivity and profitability.  We have realigned our field structure and reduced the number of regions in order to optimize our operations organization and reinvest the savings to support franchisees in a more effective way.  We are working with our Franchise Business Consultants to increase their restaurant level impact.  We continue to support our franchisees from an operating systems and technology standpoint.  And, we are working to collect, analyze and broadly share food, labor and training cost data so franchisees can make informed decisions and drive restaurant level profitability.

While change is going on within our franchise restaurants, we are also gaining traction at our Company restaurants in Cincinnati.  Cincinnati has been an invaluable testing ground for new initiatives for the IHOP system.  Now, we are working to balance the pace of testing with fundamental operational improvements that are underway.  Thanks to new Operations leadership in the market, we are seeing improvements in all areas of our turnaround plan, including margin improvement on our food and labor cost lines, dramatic reductions in both hourly and managerial turnover, meaningful improvements in Mystery Shop scores, and, importantly, a reduction in the rate of losses at Company restaurants.  Driving a higher level of sales at each restaurant will be of primary importance going forward.  We opened new IHOPs in Cincinnati at an aggressive pace over the past two years, and are experiencing the cannibalization effect of the market build out.  As the market settles and as consumer usage patterns solidify, we expect to see an improvement in sales performance with additional marketing support and continued operational enhancements at the store level.

In these ways, we are dedicated to improving the operational performance and overall health of our franchise system as well as in our Company market.  We are optimistic about the effect these improvements will have over time.

During the first quarter, we experienced strong franchisee attendance at our Regional Business Conferences, and, for the first time ever, we invited IHOP General Managers to attend the RBCs.  It was a true break though in communications, which we hope to continue.  We created a track of workshops designed specifically for General Managers, including sessions on how to hire, train and coach employees, as well as employee retention strategies.  We provided new insights into measuring guest satisfaction and how that has lead to enhancements of our Mystery Shop program and operational assessment reports.  We also continued the dialog with our franchisees about guest perception of the price/value IHOP offers, and how important this is — now more than ever.  We have received extremely positive feedback from our franchisees about the value of our Regional Business Conferences.  And, having General Managers hear our message first-hand enhanced their understanding of our strategy, and should better equip them to lead their teams at the restaurant level.

Moving to Franchise Development, franchisees developed and opened eight new IHOP restaurants during the quarter.  This included the opening of IHOP’s first franchised restaurant in Monterrey, Mexico, as well as on the Island of St. Thomas in the U.S. Virgin Islands.  This expansion signals the promising future that IHOP has to reach beyond our traditional domestic market.  Our results at both these restaurants remain strong.

During the quarter, our franchising efforts were impacted by the need to obtain regulatory approvals to our franchise offering materials necessitated by the trademark issue we detailed on our last call, and the completion of our refinancing.  As a result, we added only one commitment for the development of two IHOP restaurants during the quarter.  However, we are in full swing again, and have pending agreements for franchisees to build an additional 38 new IHOP restaurants in the U.S.  This activity brings our current development pipeline to as many as 462 restaurants signed, optioned or pending to be developed by our franchisees.

We continue to execute against our key strategies, and I am pleased with our progress so far in 2007.  Looking beyond the IHOP brand, we believe acquisition could be a viable growth avenue for our Company.   We have continued our acquisition evaluation process into 2007, as we fully consider strategic alternatives for the Company.

With that, I would now like to turn the call over to Tom Conforti, our Chief Financial Officer, for a more detailed discussion of our financial performance and debt refinancing during the first quarter.

Tom Conforti — First Quarter 2007 Performance Detail

Thanks, Julia, and good morning everyone.  Julia covered our EPS performance just a moment ago.  Today, I’ll walk you through key drivers of that EPS performance for the first quarter 2007 in more detail.

But, first, I would like to start with a discussion of our recently completed corporate refinancing.  On March 16th, we refinanced our debt through the completion a $200 million securitized financing transaction, consisting of $175 million [dollars] in medium term notes and a revolving credit facility of $25 million [dollars] in variable funding notes.  With the completion of our refinancing, and after the repayment of our pre-existing debt, we added another $61 million to our balance sheet under our term notes.  As a result, we have effectively increased our leverage to 2.8x on a total Debt to EBITDA measure, and to 4.7x on an adjusted Debt to EBITDAR measure.

As Julia mentioned, securitization is a very flexible form of debt financing that will allow IHOP to fund future growth through increased leverage at the right time and for those opportunities we believe can create value for our shareholders.  We want to share some of the key elements of our debt structure with you today.

As many of you know, IHOP is in a unique position compared to other restaurant franchising companies as we are tenants on the leases of 719 IHOP locations, which are, in turn, subleased to franchisees.  This creates a substantial capital lease obligation on our balance sheet of approximately $169 million [dollars], which is largely offset by rent receivables, as well as lease payments that flow through our income statement that are marked up and on which we earn rent margins.  As a result, we do not tend to view these lease obligations in the same manner as we view conventional debt because of these offsets.  In fact, I have spoken to some of you who share this point of view.  However, rating agencies of course see things differently.  For risk assessment purposes, rating agencies require that IHOP’s lease obligations be factored into our total debt profile without allowances for the offsets.  Given this, our calculated adjusted Debt to EBITDAR leverage ratio is 4.7x.  That positions IHOP in line with most other restaurant companies that have recently and significantly increased their leverage profiles on an adjusted Debt to EBITDAR basis.

Our structure would allow us to borrow up to a maximum of 7x our EBITDAR level, assuming all of the units are a part of the collateral pool.  At this time, approximately 490 units are not part of our collateral pool due to guarantees of the tenants’ obligations made by IHOP’s parent company to the landlords or the need to obtain some consents from the landlords for the movement of leases to new legal entities.  We are actively trying to gain releases of the guarantees or consents from the landlords so we can add the cash flow from these units into the collateral pool.  At this point, our total additional borrowing level is approximately

$125 million [dollars].  If we were to successfully convert 100% [percent] of the units, we will have an additional borrowing capacity, including the $125 million [dollars] I just mentioned, of approximately $400 million [dollars] under our securitization structure.

Now, turning to the upfront cost of the transaction, the interest rate and transaction costs, we secured an excellent rate of 5.504% [percent] on the $175 million [dollar] term note, including the insurance wrap fee.

While securitization is an exceptionally flexible structure compared to other debt vehicles we looked at, it is also one that requires higher upfront costs than other financing alternatives to establish the legal structure and systems and process changes to service our business.  In addition, the high level of costs were impacted by the complicated nature of our “Old Business Model” with the need to separate units able to be collateralized from units not able to be immediately collateralized, as well as the intellectual property issue we uncovered during the refinancing process.   These transaction-related costs totaled $15.0 million [dollars], which will be amortized at a rate of $3 million [dollars] per year over a five-year period.  We expect the higher upfront costs to be leveraged as the Company adds additional series of debt once the opportunity for shareholder value creation is determined.  The structure was set up to allow for much greater borrowings levels over time.

Finally, let me walk you through the refinancing cost impact to our P&L one more time.   Looking at G&A, we expect to see approximately $200,000 [dollars] in annual, ongoing expenses related to the servicing of our securitization structure.  This expense is provided for in our previously announced G&A guidance range of between $65 million [dollars] and $67 million [dollars] for fiscal 2007.  Our Financing Operations segment will capture the interest expense of our term and variable notes as well as the premium of the financial guaranty insurance policy.  These costs are reflected in our previous Financing Operations segment profit guidance of $7 million [dollars] to $9 million [dollars].  We also incurred charges of $2.2 million [dollars] for the write-off of deferred financing costs and pre-payment penalty on our previous debt in the first quarter 2007.  Our previous guidance included these charges in Other Expenses.  However, we thought there would be benefit to stating these charges separately, which you will see called out on the P&L as “early debt extinguishment costs.”  Lastly, we have established deferred financing costs for our new securitized debt, which will approximate $2.6 million [dollars] in 2007 — which will be captured in our Other Expenses line item.

Now, let’s turn to a quick review of our segment performance for the first quarter 2007 versus the same quarter last year, starting with Franchise Operations, our core business.  Revenue grew 4.0% [percent] for the first quarter 2007, driven by higher retail sales as a result of growth in the number of effective units, as well as growth in same-store sales.  We grew expenses at a slightly lower rate to produce a 4.3% [percent] increase in Franchise Operations profit for the quarter.

Turning to the Rental Operations segment, rental income and expenses decreased 1.0% [percent] and 0.3% [percent] for the quarter, respectively.   Rental Operations segment profit decreased 3.1% [percent] for the quarter.

Our Company Operations loss increased from the first quarter last year to a $574,000 [dollars] loss in the first three months of 2007.  The loss is largely due to a lower level of sales at recently opened locations in our Cincinnati market.  As Julia mentioned, we are seeing improvement in many areas of our turnaround plan for Company Operations as we optimize the benefit of Cincinnati as an R&D market and reduce our losses in this segment over time.  At the end of the first quarter, we operated 13 IHOP restaurants, 10 of which were located in our dedicated R&D market of Cincinnati and three of which were in the process of being refranchised at the end of the quarter.

Turning to Financing Operations, profit in this segment increased 5.7% [percent] for the quarter.  During the quarter, we refranchised two IHOP restaurants and recorded a profit of $704,000 [dollars] on that activity.

Moving to G&A… we experienced a 6.8% [percent] increase to $16.1 million [dollars] in G&A expenses for the first quarter 2007.  This was primarily due to regular increases in salaries and wages, as well as an expense increase related to management’s long-term incentive plan.  As a reminder, our quarterly G&A growth can be variable, but we remain committed to managing modest G&A growth to our previous guidance of $65 million [dollars] to $67 million [dollars] for the full year 2007.

Looking at our tax rate, our effective tax rate during the first quarter 2007 was 36.9% [percent], which was lower due to amended federal and state tax returns.

Turning to Cash Flow, cash provided by operating activities decreased 32.1% [percent] to $14.6 million [dollars] for the first three months of the year.  This decrease was primarily the result of lower taxes payable due to the build up of payables in 2006 associated with the settlement of an IRS tax audit, as well as the timing of tax payments in the first quarter 2007 versus the same quarter last year.  Our Cash Flow was augmented by $3.9 million [dollars] during the first three months of the year from the systematic run-off of our franchise and equipment notes receivables.  This brought total cash generated — Cash from Operations plus the receivables run-off — to $18.5 million [dollars].

CAPEX totaled $784,000 [dollars], an increase of $543,000 [dollars] versus the first three months of last year, primarily associated with continued investment in Information Technology initiatives.

With that, I’ll turn the call back to Julia.

Julia Stewart — Wrap Up to Q&A

Thanks, Tom.  Before opening the call for your questions, I would first like to reiterate two key 2007 performance guidance expectations.

We expect earnings performance to range between $2.50 and $2.60 [dollars/cents] per diluted share for fiscal 2007.  We have detailed a number of EPS growth assumptions in this morning’s release, but I want to reiterate that this range does in fact take into account refinancing costs that Tom detailed.

Turning to cash, we expect Cash Flow from Operations to range between $60 million [dollars] and $65 million [dollars] in 2007.  Cash from Operations is expected to decrease from 2006 levels, primarily due to the absence of the large, one-time cash benefit associated with a cost segregation study completed last year that drove Cash from Operations higher in 2006.  As you know, each year, our cash performance is augmented by the systematic run off of franchise, equipment and direct financing lease notes receivable.  In 2007, this is expected to produce additional cash in the range of $16 million [dollars] to $18 million [dollars].  Therefore, we expect to generate between $76 million [dollars] and $83 million [dollars], which reflects the expected combined contribution of Cash from Operations and our Receivables run off in 2007.  That translates to as much as $4.50 [dollars/cents] per share for fiscal 2007.

In closing, I am optimistic about the balance of 2007 and we remain dedicated to IHOP’s three fold-strategy — Energizing the Brand, Improving Operations and Maximizing Franchise Development.  With that, I would now like to open the call to answer any questions you might have.

Operator?

Julia Stewart — Closing Comments

Thank you for joining today’s call.  Should you have additional questions, Tom and I are available after the call.  Otherwise, we look forward to speaking to you on our next conference call to discuss second quarter 2007 results, which is scheduled for Wednesday, July 25th.  Thank you.